Exhibit 3.1

Launch One Acquisition Corp.

Company No: 407368

(Company)

Director's Certificate

Capitalised terms not defined herein shall have the meaning ascribed to them in the Notice of Meeting and proxy statement dated June 10, 2026 provided to the Company's shareholders.

CERTIFICATION

I, the undersigned, being a director of the Company, certify that the following resolution (the Shareholder Resolution) was duly passed at the extraordinary general meeting of shareholders of the Company held on 10 July 2026 at 10:00am Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, located at 1345 Avenue of the Americas, 11th Fl., New York, NY 10105 (the Meeting) in accordance with the amended and restated memorandum and articles of association of the Company then in effect:

“It is resolved as a special resolution, that, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending the definition of Completion Window by deleting the following the words:

“ending on the date that is twenty four (24) months after the closing date of the IPO”

and replacing them with the following:

“ending on January 15, 2027, or such earlier date as the Directors may approve in accordance with the Articles or such later date as the Members may approve in accordance with the Articles.”

I, the undersigned, declare that the above contains a true and exact copy of the Shareholder Resolution.

/s/ Chris Ehrlich	07/10/2026
Name: Chris Ehrlich	Date signed
Director